Exhibit 10.1

EARLY PURCHASE PROGRAM

ADDENDUM TO LOAN PURCHASE AGREEMENT

This Early Purchase Program Addendum to Loan Purchase Agreement (the “Addendum”) is made and entered into as of May 1, 2009 by and between Bank of America, N.A. (“Bank of America”) and Home Loan Center, Inc. (“Seller”).  This Addendum supplements that certain Loan Purchase Agreement dated April 16, 2002  by and between Bank of America and Seller (including any and all Commitments, Amendments, Addenda, and Assignments related thereto, collectively, the “Loan Purchase Agreement”).  All capitalized terms used in this Addendum and not otherwise defined herein shall have the same meanings as set forth in the Loan Purchase Agreement and/or the Bank of America Correspondent Lending Seller’s Guide (the “Guide”), as applicable.

RECITALS

A.                                   Pursuant to the Loan Purchase Agreement, Bank of America may, from time to time, purchase mortgage loans from Seller subject to the terms and conditions set forth therein.

B.                                     Pursuant to that certain Master Repurchase Agreement (the “Repurchase Agreement”) dated May 1, 2009 by and between Bank of America and Seller, Bank of America may, from time to time, purchase mortgage loans from Seller subject to the terms and conditions set forth therein (such loans, the “Repurchase Loans”).

C.                                     Bank of America and Seller now desire to supplement the Loan Purchase Agreement to allow for the early purchase and sale of certain EPP Loans (as defined below), including certain of the Repurchase Loans, prior to delivery of certain mortgage loan documents.  The early purchase and sale of such EPP Loans hereunder shall be referred to herein as the “Early Purchase Program.”

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank of America and Seller hereby agree as follows:

1.                                       Eligible Loans.  Seller may submit to Bank of America for purchase under the Early Purchase Program all mortgage loan products and/or mortgage loan types as set forth in, and subject to any additional requirements of, Exhibit A (such mortgage loan products and mortgage loan types, “EPP Loans”).  Further, for purposes of this Addendum, certain of the Repurchase Loans, as approved by Bank of America, shall be deemed EPP Loans subject to the terms and conditions hereof.

2.                                       Procedures for Purchase of EPP Loans.  With respect to each EPP Loan that Seller desires to sell to Bank of America under the Early Purchase Program, Seller shall initiate a sale and purchase hereunder by (i) delivering to Bank of America an electronic collateral data record in a format acceptable to Bank of America that includes all information required by Bank of America with respect to the EPP Loan (each, a “Collateral Data Record”), (ii) delivering to Bank of America or its designee the applicable collateral documents (as set forth in Exhibit D, the “Collateral Documents”) and (iii) commit the loan to Bank of America as evidenced by a Bank of America commitment number applicable to the respective EPP Loan.  It shall be the responsibility of Seller to notify Bank of America of any loan, including any Repurchase Loan that Seller intends to offer to sell to Bank of America under the Early Purchase Program, including providing Bank of America with a schedule of any such loans, if necessary.  Seller shall deliver the Collateral Data Record and the Collateral Documents to Bank of America no later than 5:00 p.m. PST on the date prior to the Purchase Date (as defined below), and shall submit any revisions to such Collateral Data Record no later than 12:00 p.m. PST on the Purchase Date.  In the event that Bank of America determines that an EPP Loan is eligible for purchase and otherwise meets the requirements of this Addendum, the Loan Purchase Agreement and the Guide (collectively, the “Program Agreements”), which such determination shall be made by Bank of America in its sole and reasonable discretion, Bank of America shall purchase such EPP Loan on a date to be agreed upon by Bank of America and Seller or, if the EPP Loan has not yet closed, on the closing date of such EPP Loan (either, the “Purchase Date”).  Seller expressly understands and agrees that the information required in the Collateral Data Record and the method for delivery of the Collateral Data Record to Bank of America may be changed from time to time by Bank of America in its sole discretion.

3.                                       Calculation of the Purchase Price and Fees.

(a)                                  Initial Purchase Price.  As consideration for each EPP Loan to be purchased hereunder, Bank of America shall pay to Seller, on or before the Purchase Date, a portion of the estimated Final Purchase Price (as defined below) (such portion of the estimated Final Purchase Price, the “Initial Purchase Price”).  The Initial Purchase Price shall be equal to the lesser of (A) the product of the unpaid principal balance of the EPP Loan multiplied by the lesser of (i) the Initial Purchase Price Percentage (as defined below), (ii) par, or (iii) the estimated Final Purchase Price Percentage (as defined below) or (B) the product of the unpaid principal balance of the EPP Loan multiplied by ninety eight percent (98%) of the estimated Final Purchase Price Percentage of the EPP Loan.  Bank of America shall pay the Initial Purchase Price to Seller in accordance with the instructions set forth in Exhibit C.  It is understood and agreed that the Initial Purchase Price, being a portion of the estimated Final Purchase Price, includes a holdback amount to account for Bank of America’s post purchase review and confirmation that the EPP Loan fully complies with Bank of America’s requirements and may include as a holdback certain other normal and customary adjustments, fees and/or discounts made by or owed to Bank of America with respect to the EPP Loan under the Program Agreements.

(b)                                 Initial Purchase Price Percentage.  The Initial Purchase Price Percentage shall be that percentage as set forth on Exhibit A or as may be adjusted by Bank of America hereafter in accordance with this Addendum.  In addition to any other remedies afforded Bank of America, Bank of America may reduce the Initial Purchase Price Percentage in the event of Seller’s breach of its obligations under the Program Agreements.  Further, Bank of America may, from time to time, reduce the Initial Purchase Price Percentage to account for any changes in Seller’s financial condition and/or changes in general market conditions, which, in either case, Bank of America determines are material changes.

(c)                                  Recalculation of Initial Purchase Price During Review Period.  If, at any time during the Review Period (as defined below), (i) Bank of America reasonably determines that the loan characteristics of an EPP Loan are different than those originally represented by Seller and Bank of America reduces the Final Purchase Price Percentage for such EPP Loan, (ii) the Final  Purchase Price Percentage for any EPP Loan contained in any Assignment of Trade or Commitment applicable to such EPP Loan is reduced as permitted therein or (iii) any Assignment of Trade or Commitment applicable to any EPP Loan is cancelled as permitted therein and a new Assignment of Trade or Commitment is entered into by Bank of America and Seller with respect to such EPP Loan and the Final  Purchase Price Percentage for such EPP Loan is reduced in the new Assignment of Trade or Commitment, notwithstanding anything contained herein to the contrary, Bank of America shall have the right to recalculate the Initial Purchase Price paid for the related EPP Loan pursuant to subsection (a) above to account for any such reductions.  Further, if an Assignment of Trade or Commitment is cancelled during the Review Period and a new Assignment of Trade or Commitment is not entered into by Bank of America and Seller with respect to any EPP Loan, Bank of America shall have the right to determine the Final Purchase Price Percentage of the EPP Loan and recalculate the Initial Purchase Price pursuant to subsection (a) above based on its determination of the Final  Purchase Price Percentage of the EPP Loan.  In determining the Final Purchase Price

Percentage of any EPP Loan as permitted in the foregoing sentence, Bank of America shall base its determination of the Final Purchase Price Percentage on the current market value of the EPP Loan and use reasonable industry standards to determine the current market value of the EPP Loan and shall provide Seller with at least one (1) Business Day prior notice of any such determination of the Final Purchase Price Percentage.

If any recalculated Initial Purchase Price for any EPP Loan as permitted herein is less than the original Initial Purchase Price paid by Bank of America to Seller for such EPP Loan, Seller shall, at Bank of America’s sole option, immediately refund to Bank of America the difference between the original Initial Purchase Price and the recalculated Initial Purchase Price.  Notwithstanding the foregoing, Bank of America shall be entitled to deduct from the Over/Under Account any such amounts required to be refunded by Seller to Bank of America hereunder.

(d)                                 Final Purchase Price.  Upon Bank of America’s review of the EPP Loan and the completion of the related Review Period (as defined below), Bank of America shall determine the Final Purchase Price Percentage and Final Purchase Price of the related EPP Loan.  The Final Purchase Price shall be an SRP Enhancement (as defined below).  The SRP Enhancement shall be equal to the product of (A) the difference between (i) the annual note rate of the EPP Loan and (ii) the SRP Enhancement Percent set forth in Exhibit A attached hereto plus the one month LIBOR rate multiplied by (B) the unpaid principal balance of the EPP Loan (the “SRP Enhancement”).  The EPP SRP Enhancement shall not be applicable for Specialty ARM’s (non-conforming PayOption ARM’s) unless as otherwise provided in the Addendum.  The SRP Enhancement shall be calculated for the period commencing on the Purchase Date and ending on the completion of the Review Period.  The difference between the Initial Purchase Price and the Final Purchase Price, if any, shall be debited or credited, as applicable, by Bank of America to the Over/Under Account in accordance with Section 4 hereof.

(e)                                  Final Purchase Price Percentage.  The Final Purchase Price Percentage shall be the estimated Final Purchase Price Percentage at the time the EPP Loan was sold to Bank of America, less any adjustments made thereto by Bank of America as permitted by the Program Agreements.  In addition to any other remedies afforded Bank of America, Bank of America may require Seller to repurchase such EPP Loan or Seller and Bank of America may negotiate a revised price based on current market conditions in the event of Seller’s breach of its obligations under the Program Agreements.  Further, Bank of America may require Seller to repurchase an EPP Loan or Seller and Bank of America may negotiate a revised price based on current market conditions for any changes in Seller’s financial condition and/or changes in general market conditions, which, in either case, Bank of America determines are material changes.

(f)                                    Fees.  Bank of America shall charge, and Seller shall be obligated to pay, in addition to any other fees applicable under the Program Agreements, a File Fee and a Disbursement Fee in connection with each EPP Loan purchased pursuant to this Addendum.  The current amounts of these fees, as well as the current amounts of any other fees which are applicable under the Early Purchase Program, are set forth in Exhibit J.  All fees under the Early Purchase Program may be changed by Bank of America from time to time upon notice to Seller and may be deducted by Bank of America from the Over/Under Account.

4.                                       Over/Under Account.

(a)                                  Over/Under Account; Minimum Balance; Failure to Maintain Minimum Balance. For purposes of this Addendum, Seller shall at all times maintain a balance in an account to be established and managed by Bank of America (the “Over/Under Account”).  The minimum balance in the Over/Under Account shall, at all times, be at least equal to the amount set forth in Exhibit J (the “Minimum Balance”).  To the extent Seller is required to maintain a similar balance under the terms of the Repurchase Agreement, any such balance maintained by Seller under the terms of the Repurchase Agreement shall be credited against the amount required to be maintained by Seller hereunder.  Unless otherwise agreed to by Bank of America, the Minimum Balance requirements of Seller with respect to the Over/Under Account as required under this Addendum shall not affect in any way the obligations of Seller to maintain a similar account and balance under any other agreement with Bank of America, its parent, subsidiaries and/or affiliates, including, without limitation, the minimum amount of the Over/Under Account required to be maintained by Seller with Bank of America.  Bank of America shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Bank of America’s own funds or funds deposited by or held for others.  In the event Seller fails to maintain the Minimum Balance in the Over/Under Account at any time, in addition to any other rights and remedies of Bank of America, Seller shall be obligated to pay Bank of America interest on any shortfall amount at the rate specified in Exhibit J for as long as the Minimum Balance fails to be maintained.

(b)                                 Offsets.  Notwithstanding the foregoing or anything to the contrary herein or hereafter, Seller expressly acknowledges and agrees that Bank of America is entitled to withdraw or debit from the Over/Under Account, or offset against any amounts owed by Bank of America to Seller, any amounts owed by Seller to Bank of America under this Addendum, the Loan Purchase Agreement or any other agreement(s) as between Seller and Bank of America.

(c)                                  Withdrawals.

(i)                                     Seller. If, at any time, the Over/Under Account balance exceeds the Minimum Balance, and the outstanding balance of EPP Loans for which the Review Period has not completed does not exceed any of the loan limits set forth in Section 7(f), Seller shall be entitled to the return of all amounts in excess of the Minimum Balance.  Bank of America shall wire transfer all such requested excess amounts to Seller from the Over/Under Account not later than two (2) business days after receipt of written notice (facsimile and e-mail notices are acceptable for this purpose) thereof by Bank of America.  Notwithstanding the foregoing, Bank of America shall not be required to return such portion of such excess amounts that Bank of America has determined, in its sole and reasonable discretion, is required to be retained in the Over/Under Account in furtherance of this Addendum and/or the Program Agreements.

(ii)                                  Bank of America.  Bank of America may withdraw funds from the Over/Under Account as contemplated by this Addendum and the Program Agreements including, without limitation, for purposes of making disbursements to approved payees and properly allocating costs and expenses incurred hereunder.

(d)                                 Return of Over/Under Account Balance Upon Termination.  Upon termination of this Addendum, Seller shall be required to maintain the Minimum Balance in the Over/Under Account until (i) the Review Periods for any EPP Loans have been completed and (ii) Bank of America has determined that all outstanding obligations of Seller under this Addendum have been satisfied, including, without limitation, Bank of America’s determination that all outstanding repurchase obligations of Seller, if any, related to any EPP Loans have been satisfied.  Bank of America will return the Minimum Balance to Seller within thirty (30) after the date upon which both subsection (i) and subsection (ii) have occurred.  It is expressly understood that this provision shall not otherwise impair any of the rights and obligations of Seller and Bank of America in connection with debits, credits or withdrawals hereunder.  All such rights and obligations shall remain in full force and effect, following termination, until Bank of America returns the entire Over/Under Account balance as set forth herein.

5.                                       Defective Collateral Documents; Delivery of Acceptable Collateral Documents. Each delivery of Collateral Documents must be accompanied with a description of the Collateral Documents in a form acceptable to Bank of America.  In the event Bank of America determines that one or more of the Collateral Documents related to any EPP Loan is incorrect, deficient or otherwise unacceptable (any such Collateral Document, a “Defective Collateral Document”), Seller shall correct such Defective Collateral Document in a manner acceptable to Bank of America and deliver the same to Bank of America.  If, after the Purchase Date related to any EPP Loan, Bank of America determines that there exists one or more Defective Collateral Documents related to such EPP Loan, (a) Seller shall pay Bank of America a Late Document Fee as set forth in Exhibit J for each day thereafter until such documents are corrected by Seller and delivered to Bank of America and determined by Bank of America to be acceptable, which such determination shall be made by Bank of America in its sole and reasonable discretion, (b) Bank of America shall reduce the Initial Purchase Price for such EPP Loan by the Late Documentation Reduction Percentage as set forth in Exhibit J (such reduction amount, the “Late Documentation Holdback”).  The Late Documentation Holdback shall be debited by Bank of America from the Over/Under Account and retained by Bank of America until such time as either (i) Seller delivers to Bank of America acceptable Collateral Documents, in which case, the Late Documentation Holdback shall be credited to the Over/Under Account or (ii) Seller repurchases the EPP Loan, in which case, such Late Documentation Holdback will be credited against the related repurchase price. Further, in the event Seller fails to deliver acceptable Collateral Documents to Bank of America within fourteen (14) calendar days after the Purchase Date, upon request of Bank of America, Seller shall immediately repurchase the related EPP Loan.

6.                                       Delivery of Credit File and Additional Documents and Information. In addition to the Collateral Documents to be provided by Seller in accordance with Section 2 and Section 5 hereof, Seller shall deliver to Bank of America (a) the credit file/funding package (as more particularly defined as “Purchase Documentation” in the Guide) and (b) any and all other documents and information related to the EPP Loan which is required to be provided or delivered to Bank of America under the Program Agreements.  With respect to the delivery of credit file/funding package related to any EPP Loan, notwithstanding anything contained in the Program Agreements to the contrary, such credit file/funding package shall be delivered by Seller to Bank of America within fifteen (15) business days after the related Purchase Date.  If Seller fails to deliver the credit file/funding package within such time frame, in addition to any other rights and remedies of Bank of America, Bank of America shall be entitled to reduce the Initial Purchase Price for such EPP Loan by the Late Credit File Holdback as set forth in Exhibit J (such reduction amount, the “Late Credit File Holdback”).  The Late Credit File Holdback shall be debited by Bank of America from the Over/Under Account and retained by Bank of America until such time as either (i) Seller delivers to Bank of America the credit file/funding package, in which case, the Late Credit File Holdback shall be credited to the Over/Under Account or (ii) Seller repurchases the EPP Loan, in which case, such Late Credit File Holdback will be credited against the related repurchase price.  Further, in the event Seller fails to deliver the credit file/funding package to Bank of America within thirty (30) calendar days after the related Purchase Date, upon request of Bank of America, Seller shall immediately repurchase the related EPP Loan.  Notwithstanding anything contained herein to the contrary, it is understood and agreed that the delivery obligations of this Section 6 shall apply to any EPP Loan, whether sold to Bank of America on a “wet” or “dry” basis.

7.                                       Review of EPP Loans.

(a)                                  Review Period.  Seller acknowledges that prior to Bank of America’s purchase of EPP Loans under the Early Purchase Program, Bank of America will not have an opportunity to complete a full review of the mortgage files, information and documents relating to such EPP Loans.  Accordingly, Seller agrees that Bank of America shall have a period in calendar days, commencing on the date the EPP Loan closes (as set forth in Exhibit A, the “Review Period”) in which to review the mortgage file, information and documents related to each EPP Loan to determine whether the related EPP Loan complies with the terms and conditions of the Program Agreements.  Bank of America will use commercially reasonable efforts to complete its review of each EPP Loan as soon as practicable.  The Review Period will be deemed complete with respect to any EPP Loan upon Bank of America’s determination that the EPP Loan complies with all terms and conditions of the Program Agreements notwithstanding that additional time may be left in the applicable Review Period.  Notwithstanding the foregoing, the fact that Bank of America has conducted or has failed to conduct any partial or complete examination of the mortgage file, information and/or documents related to an EPP Loan shall not affect Bank of America’s right to demand repurchase or to avail itself of any other remedy available hereunder.

(b)                                 Compliance with Program Agreements; Repurchase.  During the Review Period, Bank of America may, in its sole and reasonable discretion, determine that an EPP Loan purchased from Seller is not eligible for purchase and/or does not otherwise comply with one or more of the requirements of the Program Agreements.  In such event, Bank of America may provide written notice to Seller identifying the non-compliant EPP Loan and request that Seller repurchase such non-compliant EPP Loan within three (3) business days after the date of such notice. Repurchase of the EPP Loan, including calculation of the applicable repurchase price, shall be conducted pursuant to the Loan Purchase Agreement.  Seller expressly understands and agrees that this remedy is not exclusive and shall be in addition to all other rights and remedies available to Bank of America under the Program Agreements, including, but not limited to, Seller’s Repurchase Obligations under the Loan Purchase Agreement.  Nothing in this Section or this Addendum is intended to waive any right Bank of America may have to require Seller to repurchase an EPP Loan, during or after the Review Period, as otherwise set forth in the Program Agreements.

 (c)                               Transfer of Servicing; Early Servicing.  Unless otherwise agreed to in writing by Bank of America, starting on a date mutually agreed upon by Seller and Bank of America, the purchase of all EPP Loans will include the related servicing rights.  With respect to the transfer of such servicing rights, Seller may, at its option, either (i) transfer servicing upon the completion of the Review Period or (ii) if the EPP Loan is eligible for early servicing (such Loan types eligible for early servicing as indicated in Exhibit A), elect to have Bank of America early service the EPP Loan during the Review Period.  Regardless of Seller’s election, Bank of America’s servicing of any EPP Loan will be subject to the following conditions: (i) Bank of America has received a complete and accurate Collateral Data Record and Collateral Transmittal (if applicable) and Bank of America has approved the Collateral Documents, (ii) Seller has complied with, or will be capable of complying with, Bank of America’s servicing transfer instructions, including, without limitation, providing Bank of America with any documents, including those additional required documents illustrated within Exhibit E, or additional information deemed necessary by Bank of America to service the EPP Loan, (iii) Seller has paid, or has agreed to pay, any applicable servicing set-up or transfer fees, including, without limitation, any such fees charged by Bank of America; (the EPP Loan Servicing Set-up Fees as indicated in Exhibit J) and (iv) Bank of America determines that the servicing transfer will otherwise comply with applicable law, including, without limitation, RESPA.  Provided that the foregoing conditions have been satisfied at least fifteen (15) calendar days prior to due date for the first payment of the EPP Loan, servicing of the EPP Loan will be transferred at the completion of the Review Period or on the related Purchase Date, as applicable, or such other date as mutually agreed to by Bank of America and Seller.  If such conditions are not satisfied within this time frame, Seller acknowledges that Bank of America may be unable to transfer the EPP Loan onto its servicing system in a timely manner.  In such an event, Seller will be obligated to service the affected EPP Loan on behalf of Bank of America at Seller’s sole cost and expense during any such period of delay.

(d)                                 Pool Cut-Off Dates and Target Funding Dates.  The date on which the Review Period is deemed complete shall be the date used by Seller and Bank of America for the purposes of determining compliance with any time periods or deadlines that may be associated with any Pool Cut-Off Dates or Target Funding Dates arising out of the Program Agreements.

(e)                                  Inability to Complete Review.  In the event Bank of America is unable to complete its review of any EPP Loan during the related Review Period as a result of any mortgage file, information and/or documents not being timely delivered or provided to Bank of America as required hereunder, Bank of America may, at Bank of America’s sole option and in lieu of requiring Seller to repurchase the affected EPP Loan, either:

(i)                                     extend the Review Period for an additional period of time to be determined by Bank of America in its sole discretion, in which case, (A) as a holdback amount to compensate Bank of America for the risk that such EPP Loan may not comply with the Agreements, the Initial Purchase Price for the EPP Loan shall be reduced by Bank of America in accordance with the reduction schedule set forth in Exhibit J, (B) Bank of America shall charge, and Seller shall be obligated to pay, in addition to any other fees applicable under the Loan Purchase Agreement, a Review Period Extension Fee.  Such holdback amount and Review Period Extension Fee may be deducted by Bank of America from the Over/Under Account; or

(ii)                                  mutually agree with Seller upon the Final Purchase Price of the related EPP Loan, in which case, the difference, if any, between the Initial Purchase Price and the agreed upon Final Purchase Price for such loan shall then be debited or credited, as applicable, by Bank of America to the Over/Under Account.

(f)                                    Outstanding Loan Limit.  The maximum outstanding aggregate unpaid loan balance of all EPP Loans that are submitted to Bank of America by Seller for purchase hereunder, and for which the Review Period has not completed, shall not exceed the Outstanding Loan Limit set forth on Exhibit J.  Further, with respect to certain loan types, the maximum outstanding aggregate unpaid loan balances of such loans for which the Review Period has not been completed shall not exceed the amounts set forth on Exhibit A.

8.                                       Title to Loans.  Bank of America and Seller acknowledge and agree that each transaction under the Early Purchase Program is intended to be a purchase and sale and not a financing transaction.  As such, title to each EPP Loan that Bank of America purchases under the Early Purchase Program shall pass from Seller to Bank of America upon receipt by Seller or its agent of the Initial Purchase Price as described more fully in Section 3 herein.  If, for any reason, any transaction hereunder is deemed to be a financing transaction, Seller shall be deemed to have pledged to Bank of America as security for Seller’s performance under each such financing transaction a first lien and priority security interest in and upon the related EPP Loan.  Seller shall pay all fees and expenses associated with perfecting such security interest, including without limitation, the cost of filing UCC financing statements and recording assignments of mortgage, as and when required by Bank of America in its sole discretion.

9.                                       Additional Representations and Warranties. As of the related Purchase Date, Seller represents and warrants to Bank of America, with respect to each EPP Loan, as follows:

(a)                                  Eligible EPP Loan. Each EPP Loan is eligible for purchase under, and otherwise complies with, the requirements of Exhibit A and the Program Agreements, including, without limitation, this Addendum.

(b)                                 Collateral Data Record. The information contained in the Collateral Data Record is true, correct and complete.

The foregoing representations and warranties are in addition to any other representations and warranties set forth in the Program Agreements.

10.                                 Conditions Precedent. As condition precedent to Bank of America’s purchase of any EPP Loan under the Early Purchase Program, Seller shall have delivered to Bank of America:

(a)                                  This Addendum, duly executed by Seller;

(b)                                 A Secretary’s Certificate, substantially in the form of Exhibit F, as to (i) the incumbency and authenticity of the signatures of the officers of Seller authorized to initiate transactions under the Early Purchase Program and (ii) the board resolutions of Seller’s board of directors, substantially in the form of Exhibit G;

(c)                                  Copies of Seller’s fidelity bond and/or applicable insurance policy, or certificates of insurance for such policies, all in form and content satisfactory to Bank of America, reflecting at least the terms and conditions required in Section 11 below;

(d)                                 if required by Bank of America, a guaranty, in form and substance satisfactory to Bank of America, pursuant to which Guarantor unconditionally and continuously guarantees all of Seller’s obligations and liabilities under this Addendum and/or the Program Agreements; and

(e)                                  A Power of Attorney, substantially in the form of Exhibit K.

11.                                 Fidelity Bonds and Insurance. Seller shall maintain a fidelity bond and/or insurance policy, in form and substance satisfactory to Bank of America, covering against loss or damage arising out of the following conduct or actions by Seller, or any officer, director, employee or agent of Seller: (i) any breach of fidelity; (ii) any loss or destruction of documents (whether written or electronic); (iii) any fraud, theft, or misappropriation; or (iv) any errors and omissions. This bond and/or policy shall name Bank of America as a named insured and loss payee and provide coverage in an amount equal to three hundred thousand dollars ($300,000) or such amount required by FNMA in Section 1.01 of the FNMA Guaranteed Mortgage Backed Securities Sellers’ and Servicers’ Guide, whichever is greater. The deductible on such fidelity bond and/or insurance policy shall not exceed twenty five thousand dollars ($25,000). Following approval by Bank of America of a specific fidelity bond and/or insurance policy, Seller shall not amend, cancel, suspend or otherwise change such bond and/or policy without the prior written consent of Bank of America.

12.                                 Right to Offset.  Notwithstanding anything to the contrary contained herein, Seller expressly acknowledges and agrees that Bank of America and/or its parent, subsidiaries and affiliates (collectively, “Bank of America Related Entities”) shall have the right to offset against any amounts owed by any Bank of America Related Entity to Seller against any amounts owed by Seller to any Bank of America Related Entity under any agreement(s) between or among Seller and any Bank of America Related Entity(ies), including, without limitation, any amounts owed by Seller to Bank of America under this Addendum and the Loan Purchase Agreement.  In exercising the foregoing right to offset, any Bank of America Related Entity shall be entitled to withdraw or debit from the Over/Under Account under this Addendum and the Over/Under Account under the Repurchase Agreement any amount owed by Seller to such Bank of America Related Entity and Bank of America shall be entitled to withdraw or debit from any funds due or being held for the benefit of Seller by any Bank of America Related Entity(ies).  To the extent Bank of America and/or any Bank of America Related Entity intends to offset any amounts due Seller hereunder against any amounts due or being held for the benefit of Seller under any agreement other than this Addendum or the Loan Purchase Agreement, Bank of America agrees to provide Seller with at least three (3) business days prior written notice thereof and Seller shall be entitled to cure any breach or default that gives rise to such offset within such time period and thereby avoid such offset to the extent of the cure.

13.                                 Notice. Seller shall immediately notify Bank of America upon the occurrence of any of the following events:

(a)                                  (i) the occurrence of any Event of Default or (ii) the occurrence of any action, event or condition of any nature that may lead to or result in an Event of Default;

(b)                                 without limiting the generality of subsection (a), the breach by Seller of any of its covenants contained in Sections 11; or

(c)                                  any change in the executive or senior management of Seller.

Seller shall notify Bank of America immediately upon the occurrence of such an event, but in no event later than five (5) calendar days after such occurrence.  Such notice shall be in writing and include reasonable detail of the nature and scope of the occurrence.

14.                                 Events of Default.  The occurrence of any of the following conditions or events shall be an Event of Default:

(a)                                  breach or default by Seller with respect to any other material term or representation and warranty of any Program Agreement (including the Loan Purchase Agreement) or any other loan purchase agreement, note, mortgage, security agreement, indenture or other agreement to which Seller is a party or by which it is bound, including, without limitation, the Repurchase Agreement; or

(b)                                 without limiting the generality of subsection (a), any of Seller’s representations or warranties made in Section 9 hereof or in any statement or certificate at any time given by Seller in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(c)                                  Seller shall default (i) in the performance of or compliance with any term contained in Section 11 of this Addendum or (ii) in the performance of or compliance of any other provision of this Addendum and such default shall not have been remedied within thirty (30) days after receipt of notice from Bank of America of such default; or

(d)                                 an Insolvency Event shall have occurred with respect to Seller.  For purposes of the foregoing, an “Insolvency Event” shall mean the occurrence of any of the following events:

(i)                                     Seller shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or Seller, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(ii)                                  corporate action shall be taken by Seller for the purpose of effectuating any of the foregoing;

(iii)                               an order for relief shall be entered in a case under the Bankruptcy Code in which Seller is a debtor; or

(iv)                              involuntary proceedings or an involuntary petition shall be commenced or filed against Seller under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of Seller or the appointment of a receiver, trustee, custodian, conservator or liquidator for Seller or of a substantial part of the property, assets or business of Seller, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of Seller, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be; or

(e)                                  Seller shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Program Agreements or Bank of America’s ownership interest in any EPP Loan.

15.                                 Term and Termination; Additional Remedies.

(a)                                  Term. This EPP Addendum shall be in effect and continue as long as the Repurchase Agreement is in effect.  Any expiration or termination of the Repurchase Agreement shall automatically terminate this EPP Addendum. Following termination of this EPP Addendum, all indebtedness due Bank of America under the EPP Addendum shall be immediately due and payable without notice to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller.

(b)                                 Termination by Bank of America with or without Cause.  Bank of America may terminate this Addendum at any time, with or without cause.

(c)                                  Termination by Bank of America upon Event of Default.  In the event that Seller or Bank of America discovers that an Event of Default has occurred, the party discovering such Event of Default shall notify the other party and Bank of America may terminate this Addendum immediately and/or demand immediate repurchase of all EPP Loans purchased by Bank of America hereunder and for which the Review Period has not been completed, upon written notice to Seller thereof.  It is understood and agreed by Seller that in the event Seller is in breach of the Repurchase Agreement, such breach will be an Event of Default and Bank of America shall have the right to terminate this Addendum as provided under this subsection (c).

(d)                                 Additional Remedies.  In addition to any other rights and remedies that Bank of America may have under the Program Agreements, including, without limitation, the rights and remedies of Bank of America under this Addendum, in the event that Seller fails to repurchase any EPP Loan within the applicable time period required under the Program Agreements, Bank of America may, at its sole option, require that such EPP Loan be repurchased by initiating a transaction with Bank of America under the Repurchase Agreement.  Seller hereby consents to the repurchase of any EPP Loan by initiating a transaction with Bank of America under the Repurchase Agreement upon receipt of notice from Bank of America that Bank of America has elected to require Seller to repurchase such EPP Loan under this Section 18(d) and no further action will be necessary by Seller to effectuate Seller’s consent to repurchase such EPP Loan in such manner.  All EPP Loans repurchased by Seller by a transaction under the Repurchase

Agreement will be subject to the terms and conditions of the Repurchase Agreement and Bank of America shall be entitled to revalue the related collateral and require Seller to deposit additional margin funds in the Over/Under Account related to the Repurchase Agreement.  Further, Bank of America shall be entitled classify each such EPP Loan as a “Noncompliant Mortgage Loan” (as defined in the Repurchase Agreement) and Seller shall be liable to Bank of America for any costs and fees associated with the loan being classified as such.

16.                                 Amendments.  Bank of America reserves the right, in its sole and reasonable discretion, to amend or modify the terms and conditions of this Addendum upon thirty (30) calendar days written notice to Seller.  Except as set forth in the preceding sentence, there shall be no other amendments or modifications hereto except by mutual written agreement of Bank of America and Seller.

17.                                 Full Force and Effect.  Nothing contained in this Addendum shall be deemed to waive any rights, remedies or privileges of Bank of America under the Program Agreements.  Except as expressly modified herein, the Loan Purchase Agreement and the Guide, and all of the terms and conditions thereof, shall remain in full force and effect and apply equally to the terms hereof.

18.                                 Counterparts.  This Addendum may be executed in counterparts, each of which when so executed shall be an original, but all of which taken together shall constitute one and the same agreement, and either of the parties hereto may execute this Addendum by signing such counterpart.

IN WITNESS WHEREOF, Bank of America and Seller have executed this Addendum by and through their duly authorized representatives as of the date first above written.

BANK OF AMERICA, N.A.

By:	/s/ Blair Kenny

Name:	Blair Kenny

Title:	Senior Vice President

HOME LOAN CENTER, INC.

By:	/s/ Rian Furey

Name:	Rian Furey

Title:	Senior Vice President

EXHIBIT A

EPP Loans

Loan Product or Type	Maximum Percentage of Outstanding Loan Limit	SRP Enhancement Percent	Initial Purchase Price Percentage	Review Period	Requirements prior to purchase
Conventional Conforming Mortgage Loans (Agency eligible 1st mortgages with Full/Alt doc types only)	100%	1.50	99	30 days	None
Government Mortgage Loans and Bond Loans (1st mortgages only)	100%	1.50	99	30 days	None
Jumbo Mortgage Loans (1st mortgages only, maximum loan amounts of $1,000,000)	10%	1.50	95	30 days	Rate Lock and CLUES or Prior Approval

EXHIBIT B

(Reserved)

EXHIBIT C

Payment of Purchase Proceeds

I. Disbursement of Funds

(a)                                  By Wire Transfer, Check or Draft. Seller expressly acknowledges and agrees that Bank of America will pay, by wire transfer, check or draft, the Initial Purchase Price for EPP Loans purchased hereunder only to a closing agent or warehouse lender that is an Approved Payee (as hereafter defined); provided, however, that Bank of America shall not make any such payment where such payment would cause the balance in the Over/Under Account to fall below the Minimum Balance set forth in the Addendum.  The payment of the Initial Purchase Price by Bank of America to any closing agent or warehouse lender that is not an Approved Payee shall not make such closing agent or warehouse lender an Approved Payee, nor shall it constitute a waiver of any of Bank of America’s rights hereunder. All payments by Bank of America to Seller or its Approved Payee by wire transfer shall be subject to all applicable federal, state and local laws and regulations and the then-current policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk.  Seller expressly acknowledges and agrees that Bank of America shall not be responsible or liable in any manner for any delay caused by such applicable laws, regulations and/or the policy.

(b)                                 Return of Funds. If, for any reason, any EPP Loan that has not yet been originated is not closed within three (3) business days of the date Bank of America remits payment to Seller or its agent, Seller shall, or shall cause its agent to, return the payment to Bank of America, and Seller shall also pay Bank of America (a) interest from the date such funds were paid by Bank of America, excluding the date such funds are returned, at an annual rate equal to the rate of the note underlying such EPP Loan; plus (b) a Breakage Fee. Seller shall pay all such amounts due Bank of America by wire transfer of immediately available funds to the following account:

Bank:	Bank of America, N.A.
ABA:	026009593
Name:	Bank of America Warehouse Lending
Account No.:	1233460784
Reference:	Home Loan Center, Inc.

II. Approved Payees.

(a)                                  Closing Agents. In order for a closing agent to be designated as an “Approved Payee” in connection with any EPP Loan, Seller must submit to Bank of America the following documents, in a form acceptable to Bank of America:

(i)                                     a blanket closing protection letter, issued to Bank of America by the title company that issues the title policy covering the applicable Loan (the “Title Company”), that covers closings conducted by this closing agent in the jurisdiction where this closing will take place (a “Blanket Closing Protection Letter”);

or

(ii)                                  in the absence of a Blanket Closing Protection Letter issued by the Title Company to Bank of America, a Blanket Closing Protection Letter issued by the Title Company to Seller (with a valid, enforceable assignment of Seller’s rights thereunder, in a form acceptable to Bank of America);

or

(iii)                               in the absence of a Blanket Closing Protection Letter, a specific closing protection letter, issued by the Title Company to Bank of America or to Seller (with a valid, enforceable assignment of Seller’s rights thereunder, in a form acceptable to Bank of America), that covers closings conducted by this closing agent in the jurisdiction where this closing will take place (a “Specific Closing Protection Letter”);

or

(iv)                              if neither Specific nor Blanket Closing Protection Letters are available or are limited in their applicability in the jurisdiction where the closing takes place, any other document(s) Bank of America may reasonable require, including without limitation a valid, enforceable assignment to Bank of America of Seller’s rights under any fidelity bond and/or insurance policies; and

(v)                                 written evidence that closing instructions, in form and content approved by Bank of America and signed by Seller and Bank of America, have been delivered to such closing agent.

(b)                                 Warehouse Lender. In order for a warehouse lender to be designated an Approved Payee, Seller must submit to Bank of America a written request, including the name and address of the applicable warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Bank of America reserves the right to refuse to designate any warehouse lender as an Approved Payee.

(c)                                  Approval Process. Bank of America shall review the applicable documents and notify Seller within two (2) business days as to whether a closing agent or warehouse lender has been designated by Bank of America, in its sole discretion, to be an Approved Payee. Bank of America may withdraw its approval of any closing agent or warehouse lender as an Approved Payee at any time, in its sole discretion, with or without notice.

EXHIBIT D

Collateral Documents

Collateral Documents:

(1)                                  The original mortgage note evidencing the Loan and any modifications thereto (if applicable), endorsed by Seller to Bank of America, N.A., with a complete chain of endorsements from the originator to Seller, if applicable;

(2)                                  A copy of the assignment, unless the security instrument names Mortgage Electronic Registration System (“MERS”) as the original mortgagee, executed by Seller to Bank of America Bank, FSB, for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller, if applicable; and

(3)                                  A certified or true copy of the mortgage or deed of trust securing the mortgage note, and any riders thereto.

EXHIBIT E

Additional Required Documents

(1)           the first payment letter

(2)           loan program identification number (if not included on the Collateral Data Record)

(3)           notification of LPMI

(4)           buydown agreement (if applicable)

(5)           power of attorney (if applicable)

(6)                                  name affidavit (if applicable)

(7)                                  credit report

(8)                                  AUS certificate (if applicable)

(9)                                  MI certificate (if applicable)

EXHIBIT F

Form of Secretary’s Certificate

I,                                                               , am the duly elected Secretary of Home Loan Center, Inc. (“Company”), and I hereby certify that:

1.                                       Each of the persons listed below has been duly elected to, and now holds, the title of the Company set forth opposite his or her name and is currently serving, in such capacity.  The signature of each such person set forth opposite his or her title is his or her true and genuine signature:

Name	Title	Signature

2.                                       Attached hereto as Exhibit A is a true and complete copy of the Company’s board resolutions, which were duly and validly adopted either at a special or regular meeting or by unanimous consent.  Such board resolutions authorize the execution of the Early Purchase Program Addendum to Loan Purchase Agreement, by and between Home Loan Center, Inc. and Bank of America, N.A.  Such board resolutions have not been amended, modified or rescinded in any respect and remain in full force and effect, without modification or amendment, as of the date hereof.

Dated:	By:
Secretary

Exhibit A to Secretary’s Certificate

(Board resolutions attached)

EXHIBIT G

Form of Board Resolutions

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

Home Loan Center, Inc.

The undersigned, being all of the Directors currently in office of Home Loan Center, Inc. (“Company”), hereby consent to and adopt the following resolutions as if at a meeting of the Board of Directors held on the date first above written:

WHEREAS, the Company desires to sell mortgage loans to Bank of America, N.A. (“Bank of America”) under an Early Purchase Program Addendum to Loan Purchase Agreement by and between Bank of America and Company (the “Early Purchase Program”).

NOW, THEREFORE, IT IS RESOLVED BY THE BOARD OF DIRECTORS OF THE COMPANY THAT:

1.                                       Company is hereby authorized and directed to enter into and execute each of the following documents:

(a)                                  the Early Purchase Program Addendum to Loan Purchase Agreement between Company and Bank of America (the “EPP Addendum”);

(b)                                 any and all other agreements and documents in connection with the EPP Addendum,

2.                                       Any one of the following officers are separately and independently authorized and directed to execute and deliver the EPP Addendum, and to do any and all things which he or she may deem necessary or desirable in connection with the EPP Addendum, including approving, executing and delivering any increases, amendments or modifications thereto:

Name/Title	Signature

3.                                       Any one of the following officers and/or employees is separately and independently authorized to take the following actions in connection with the Early Purchase Program: (a) request a purchase of a mortgage loan; (b) sign receipts acknowledging delivery of funds and documents from Bank of America; (c) request and effect transfers of funds; and (d) ship and release documents to Bank of America:

Name/Title	Signature	Restrictions (if any)

RESOLVED, FURTHER, that all actions heretofore taken by any authorized officer of the Company in connection with the transactions contemplated by the foregoing resolutions be, and each such action hereby is, approved, ratified and affirmed in all respects.

This written consent may be executed by the several members of this Board of Directors in counterparts.  All the counterparts, or the signed signature pages thereof attached to one counterpart, shall constitute the appropriate approval of this written consent and shall be filed with the Minutes of the proceedings of this Board of Directors.

IN WITNESS WHEREOF, the undersigned, being all of the Directors of the Company, have executed this Unanimous Written Consent, effective as of the date first written above.

EXHIBIT H & I

(Reserved)

EXHIBIT J

Term Sheet for Early Purchase Program

1.	Fee:	Amount:

	Disbursement Fee:	$10.00 per loan, this fee shall be waived if the loan was purchased under the Repurchase Agreement and a Wire Fee was charged.

	File Fee:	$30.00 per loan, this fee shall be waived if the loan was purchased under the Repurchase Agreement and a File Fee was charged.

	Late Document Fee:	$10.00 per day

	Late Documentation Reduction Percentage:	5%

	Review Period Extension Fee:	Refer to Section 4 - Holdback Schedule

2.	Minimum Balance for Over/Under Account:	$1,875,000

	Interest on Shortfall Amount:	One Month LIBOR Plus 5%

3.	Outstanding Loan Limit:	Seventy Five Million Dollars
($75,000,000)

4.	Holdback Schedules:

Review Period Extension*

Days over Review Period	Holdback as a percentage of Initial Purchase Price	Review Period Extension Fee
1-15	10%	2.00% over the initial SRP Enhancement Percent
16-30	20%	2.00% over the initial SRP Enhancement Percent
31-45	30%	2.00% over the initial SRP Enhancement Percent

*No more than 7% EPP Loans at any given time shall be subject to a Review Period Extension.

Late Credit File Delivery Holdback

Holdback as a percentage of Initial Purchase Price
5%

EXHIBIT K

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, Bank of America, N.A. (“Bank of America”) and Home Loan Center, Inc. (“Seller”) have entered into the Early Purchase Program Addendum to Loan Purchase Agreement, dated as of May 1, 2009 (the “EPP Addendum”), pursuant to which Bank of America has agreed to purchase loans from Seller under an early purchase program subject to the terms and conditions set forth therein; and

WHEREAS, Seller has agreed to give to Bank of America a power of attorney on the terms and conditions contained herein in order for Bank of America to take any action that Bank of America may deem necessary or advisable to accomplish the purposes of the EPP Addendum;

NOW, THEREFORE, Seller hereby irrevocably constitutes and appoints Bank of America its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform the following in connection with the loans to be sold by Seller to Bank of America under the EPP Addendum (the “EPP Loans”) or as otherwise provided below:

(1)                                  to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the EPP Loans;

(2)                                  to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the EPP Loans;

(3)                                  to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the EPP Loans, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;

(4)                                  to complete lost note affidavits relating to the EPP Loans;

(5)                                  to issue title requests and instructions relating to the EPP Loans;

(6)                                  to give notice to any individual or entity of its ownership interest in the EPP Loans; and

(7)                                  to service and administer the EPP Loans, including, without limitation, the receipt and collection of all sums payable in respect of the EPP Loans.

Seller hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

Home Loan Center, Inc.

By:

Name:

Title:

WITNESS my hand this                          day of                                 , 20      .

STATE OF

County of

This instrument was acknowledged, subscribed and sworn to before me this                    day of                                   , by

Notary Public

My Commission Expires:

Notary Seal:

EXHIBIT L

Automatic Conversion of Loans from Master Repurchase Agreement to Early Purchase Program

Bank of America Warehouse Lending offers an automated function for its customers to sell loans sold by Seller to Bank of America Warehouse Lending under the master repurchase agreement to Bank of America Correspondent Lending under Bank of America’s Early Purchase Program (“EPP Program”).

Once the collateral is received by Bank of America Warehouse Lending and a Bank of America Correspondent Lending loan number is assigned such loan, Bank of America Warehouse Lending can automatically sell such loans on behalf of Seller to Bank of America Correspondent Lending under the EPP Program.  A Bank of America Correspondent Lending loan number can be created by the following methods:

1.               Registration or locking of a loan with Bank of America Correspondent Lending.

2.               A funding package is received by Bank of America Correspondent Lending.

3.               The collateral data record provided to Bank of America Warehouse Lending indicates the takeout investor as Bank of America Correspondent Lending.

4.               Shipping instructions are provided to Bank of America Warehouse Lending indicating to ship the collateral to Bank of America Correspondent Lending.

I hereby authorize the sale of eligible loans currently sold by Seller to Bank of America Warehouse Lending under the master repurchase agreement to be sold by Bank of America Warehouse Lending on behalf of Seller to Bank of America Correspondent Lending pursuant to the EPP program.

Acknowledged and agreed to by:

Home Loan Center, Inc.:

Name:

Title: